                                                                    EXHIBIT 99.1


                             (TRIPATH IMAGING LOGO)


FOR IMMEDIATE RELEASE

CONTACTS
Jenny R. Kobin, Director - Investor Relations & Corp. Comm.
919-206-7195
jkobin@tripathimaging.com

Daniel Budwick, Media Relations
212-477-9007 ext. 14
daniel@bmccommunications.com

              TRIPATH IMAGING ANNOUNCES SECOND QUARTER 2004 RESULTS

            Profitability Achieved for First Time in Company History

        Strong Recurring Revenues Driven by 45% Increase in Reagent Sales

                    Gross Margin Reached Record Level of 70%

BURLINGTON, N.C., AUGUST 5, 2004 -- TRIPATH IMAGING, INC. (NASDAQ: TPTH) today reported second quarter revenues of $16.7 million, a 26% increase from the second quarter of 2003, gross profit of $11.7 million, a 36% increase from the second quarter of 2003, and net income of $203,000, or $0.01 per share.

Total revenues for the second quarter of 2004 increased 26% to $16.7 million, from $13.3 million in the second quarter of 2003. Second quarter 2004 revenues included a non-cash sales discount of $130,000 related to customer warrants. In the second quarter of 2004, worldwide sales of reagents and disposables increased 45% from the second quarter of 2003, and 15% over the first quarter of 2004, accounting for 79% of total revenues in the second quarter of 2004 as compared to 69% of total revenues in the second quarter of 2003 and 74% in the first quarter of 2004. Instruments represented 11% of sales in the second quarter of 2004.

Gross profit for the second quarter of 2004 increased 36% to $11.7 million, or 70% of sales, from $8.6 million, or 65% of sales, in the second quarter of 2003. Net income improved significantly in the second quarter of 2004 to $203,000, or $0.01 earnings per share. This compares with a loss of $2.7 million, or $(0.07) per share, in the second quarter of 2003.

Cash and cash equivalents at June 30, 2004 were $16.3 million. The cash burn rate was reduced by 17% in the second quarter of 2004 to $1.2 million per month compared to $1.5 million per month in the second quarter of 2003.

Paul Sohmer, M.D., Chairman, President and CEO of TriPath Imaging commented, "TriPath Imaging has made tremendous strides in delivering on our mission to create solutions that redefine the early detection and clinical management of cancer. We continued to achieve our milestones in the second quarter. Our success in generating revenues, expanding our gross margin and prudently managing expenses, enabled us to reach profitability for the first time in the Company's history. We are confident in our ability to achieve total revenues within our previous guidance range of $72 million to $78 million and we are committed to being profitable in the remaining quarters of 2004 and beyond."

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"We have established our SurePath(TM) liquid-based Pap test as an effective primary screen for the detection of cervical cancer and have generated substantial market share increases. We continue to enhance our product line to address clinicians' and laboratories' needs and preferences in cervical cancer testing. For example, in June, we received FDA approval for expanded labeling claims to include the use of a brush and plastic spatula combination collection device with TriPath Imaging's liquid-based cytology system, strengthening our message that the SurePath sample collection process clearly differentiates our liquid-based Pap test in the clinician's office."

"We also continue to develop future growth opportunities. We recently announced the release of two new molecular cancer products, in a Research Use Only format, that we are developing for cervical and breast cancer for use and evaluation in external research studies. In cervical cancer, our product builds on our existing cervical cancer technologies and is being developed to aid in the identification of high-grade cervical disease. In breast cancer, our markers are being developed to assist in determining the choice of therapy and assessing the risk of early relapse, recurrence, and poor clinical outcome in patients suffering from early stage breast cancer. We believe that these new molecular products strengthen our position as a leader in cervical cancer testing and also broaden TriPath Imaging's potential product offerings and sources of revenue to a wide range of cancers," Dr. Sohmer concluded.

Six Month Results

Reported revenues for the six months ending June 30, 2004 increased 32% to $32.2 million from $24.4 million for the six months ending June 30, 2003. Worldwide sales of reagents and disposables increased 41% for the first six months of 2004 from the first six months of 2003. As a percent of total revenues, worldwide reagent and disposable sales for the first six months of the year increased to 77% in 2004 from 72% in 2003. Gross profit for the first six months of 2003 increased 40% to $22.3 million, or 69% of sales, from $15.9 million, or 65% of sales. The Company reported a net loss of $681,000, or $0.02 per share, in the first six months of 2004 compared to a net loss of $5.0 million, or $0.13 per share, for the same period in 2003.

Conference Call Details

TriPath Imaging's management will host a conference call today at 11:00 a.m. ET. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until August 12, 2004. To access this replay, U.S. participants should call (800) 642-1687. International participants should call
(706) 645-9291. Individuals accessing the replay must enter the conference call ID number 8153949. A live web cast and replay of TriPath Imaging's call will also be available online at www.tripathimaging.com.

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops and manages the market introduction of molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to our mission to create solutions that redefine the early detection and clinical management of cancer, our future profitability and our future growth opportunities and development efforts. Important

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factors that may affect such forward-looking statements specifically and TriPath
Imaging's operating results generally include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; expenses may exceed expectations and TriPath Imaging may not maintain profitability; TriPath Imaging's results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging's customers' purchasing plans; TriPath Oncology may be unable to successfully develop and commercialize products and services when anticipated, if at all; TriPath Imaging's products may not achieve or maintain market acceptance to the degree anticipated; competition and competitive pricing pressures may limit TriPath Imaging's flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology's products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging's filings with the Securities and Exchange Commission, including those described in TriPath Imaging's Annual Report on Form 10-K for the year ended December 31, 2003.

                          --financial tables follow--

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                              TRIPATH IMAGING, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                       THREE MONTHS ENDED           SIX MONTHS ENDED
                                             JUNE 30,                   JUNE 30,
                                     ----------------------      ----------------------
                                       2004          2003          2004          2003
                                     --------      --------      --------      --------
Revenues                             $ 16,721      $ 13,252      $ 32,231      $ 24,399
Cost of revenues                        5,001         4,631         9,913         8,509
                                     --------      --------      --------      --------
     Gross Profit                      11,720         8,621        22,318        15,890

Operating expenses:
   Research and development             2,825         2,223         5,159         4,180
   Regulatory                           1,313         1,714         2,387         2,897
   Selling and marketing                4,305         4,584         9,234         8,690
   General and administrative           3,149         2,852         6,371         5,380
                                     --------      --------      --------      --------
                                       11,592        11,373        23,151        21,147
                                     --------      --------      --------      --------
Operating income/(loss)                   128        (2,752)         (833)       (5,257)
Interest income                            78           100           161           268
Interest expense                           (3)           (3)           (9)          (16)
                                     --------      --------      --------      --------
Net income/(loss)                    $    203      $ (2,655)     $   (681)     $ (5,005)
                                     ========      ========      ========      ========

Earnings/(loss) per common share
Basic                                $   0.01      $  (0.07)     $  (0.02)     $  (0.13)
Diluted                              $   0.01      $  (0.07)     $  (0.02)     $  (0.13)
                                     ========      ========      ========      ========
Weighted-average common
  shares outstanding
Basic                                  37,998        37,580        37,948        37,531
Diluted                                39,412        37,580        37,948        37,531
                                     ========      ========      ========      ========

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                              TRIPATH IMAGING, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                            JUNE 30,          DECEMBER 31,
                                                             2004                2003
                                                           ---------          ------------
                                                          (unaudited)          (audited)
ASSETS
Current assets:
    Cash and cash equivalents                              $  16,280           $  20,954
    Accounts receivable, net                                  15,201              13,650
    Inventory, net                                            10,350              10,896
    Deferred sales discount                                      779                  --
    Other current assets                                       2,245               1,495
                                                           ---------           ---------
       Total current assets                                   44,855              46,995

Customer-use assets, net                                       7,583               6,634
Property and equipment, net                                    2,828               3,418
Deferred sales discount                                        2,987                  --
Other assets                                                     441                 488
Intangible assets                                              7,985               8,393
                                                           ---------           ---------
       Total assets                                        $  66,679           $  65,928
                                                           =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                                  $  10,214           $  13,549
Long-term debt, less current portion                               8                   8
                                                           ---------           ---------
       Total liabilities                                      10,222              13,557

Stockholders' equity:
    Common stock and additional paid-in capital              290,051             285,414
    Deferred compensation                                        (16)                (52)
    Accumulated deficit                                     (233,701)           (233,020)
    Accumulated other comprehensive income                       123                  29

                                                           ---------           ---------
       Total stockholders' equity                             56,457              52,371
                                                           ---------           ---------
       Total liabilities and stockholders' equity          $  66,679           $  65,928
                                                           =========           =========

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